Exhibit 99.1
CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS RECORD SALES AND EARNINGS

CHICAGO, August 4, 2011 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the second quarter of 2011.

Second Quarter Highlights
●	Sales for the second quarter of 2011 were $176.6 million, a 12% increase compared to the second quarter of 2010.
o	Electronics sales increased 13% sequentially but declined 1% year over year as channel inventory replenishment bolstered sales in the prior year.
o	The book-to-bill ratio for electronics for the second quarter of 2011 was 0.98.
o
Automotive sales increased 46% year over year.  Cole Hersee (acquired in December 2010) contributed $11.2 million for the quarter. Excluding Cole Hersee, automotive sales increased 13% year over year due to improved demand in all geographies and the favorable effects of a stronger euro.

o	Electrical sales increased 16% year over year due to continued growth in protection relays and custom mining products as well as improved demand for industrial fuses.
●
On a GAAP basis, diluted earnings per share for the second quarter of 2011 increased to $1.11 from $0.90 in the second quarter of 2010 due primarily to higher sales and the company’s improved cost structure.

●
Adjusted earnings of $1.15 per share (see Supplemental Schedule on page 9) increased 28% compared to the prior-year quarter. The adjustment to GAAP earnings was to remove acquisition-related fees and non-cash charges related to refinancing the company’s credit facilities.

●
Cash provided by operating activities was $32.4 million for the second quarter of 2011 compared to $19.2 million for the second quarter of 2010 due to improved profitability and working capital performance.

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●	On August 3, 2011 the company acquired Selco A/S, a Danish company specializing in protection relays for the marine and other industrial markets. Selco’s annual revenue is approximately $9 million.
●
The company recently made a $3 million equity investment in Shocking Technologies, a start-up company that manufactures specialty polymer materials which are embedded in printed circuit boards to provide electrostatic discharge protection.  Shocking is a licensee of Littelfuse for certain polymer technology.

●	On June 13, 2011 the company entered into a new, five-year credit agreement which increased its revolving credit line from $75 million to $150 million.

“We followed up our outstanding first quarter with record performance in the second quarter, although sales and earnings were just below the midpoint of our guidance,” said Gordon Hunter, Chief Executive Officer.  “Our automotive and electrical businesses continue to grow in double digits as we execute our growth initiatives, and the electronics business bounced back from a weak first quarter.”

“Despite headwinds from higher commodity prices (particularly copper, silver and gold) and increased freight costs driven by higher oil prices, our operating margin was above 20% for the third time in the last four quarters,” said Phil Franklin, Chief Financial Officer.   “This is a testament to strong operational execution and our new, leaner cost structure.”

“Now six months into the Cole Hersee integration, we are pleased with the results so far and excited about the opportunities ahead,” said Hunter.  “We are also excited about the acquisition of Selco.  Although this is a small business today, it is a great addition to the Startco platform with similar growth potential.”

Outlook
“The strong momentum in sales and orders that we saw earlier in the year has slowed,” said Hunter.  “While end demand remains solid across most of our markets, distribution channels have become more cautious and the electronics order rate has softened.  That said, we still expect to exceed our original earnings guidance for the year as a result of higher margins than originally projected.”
●	Sales for the third quarter are expected to be in the range of $169 to $177 million, which represents 3% to 8% growth over the third quarter of 2010.
●	Earnings for the third quarter of 2011 are expected to be in the range of $1.00 to $1.10 per diluted share.

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“The expected sequential decline in earnings in the third quarter reflects slowing sales, continued commodity cost pressures and gradual increases in selling and R&D expense to support our key growth initiatives,” said Franklin.
●
At the beginning of 2011, the company issued full year guidance for sales of $670 to $690 million and earnings of $3.75 to $4.05 per share.  The company still expects to be in this sales range but now expects earnings (excluding special items) to exceed this guidance.

●	Capital spending for 2011 is expected to be in the range of $25 to $28 million.

Dividend
The Board has approved a 20% increase in the quarterly cash dividend from $0.15 to $0.18 per common share.  This dividend is payable on September 6, 2011 to shareholders of record at the close of business on August 22, 2011.

“This increase in the dividend is an indication of the Board’s confidence in the long-term cash generating capability of the company,” said Hunter.  “As we said when we initiated the dividend last November, after funding our organic growth initiatives, ongoing acquisitions and opportunistic share repurchases we expect to have enough cash to also fund a dividend that increases over time.”

Conference Call Webcast Information
Littelfuse will host a conference call today, Thursday, August 4, 2011 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the second quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through September 30, 2011 and can be accessed through the Web site listed above.

About Littelfuse
Littelfuse, Inc. is the worldwide leader in circuit protection with 2010 revenues of $608 million. Founded in 1927, Littelfuse offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise, Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 20 sales, distribution, manufacturing and engineering facilities

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in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge
Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; TVS Diode Arrays (SPA™ Family of Products); Switching
Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable
Electromechanical and Electronic  Switch and Control Devices for commercial and specialty vehicles, as well as underground Power Distribution Centers for safe control and distribution of electricity in the mining industry.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 1, 2011. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 1, 2011.

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LITTELFUSE, INC. Net Sales by Business Unit and Geography (In millions of USD, unaudited)
	Second Quarter			Year-to-Date
	2011	2010*	% Change	2011	2010*	% Change

Business Unit
Electronics	$98.4	$99.0	(1%)	$185.7	$183.4	1%
Automotive	50.4	34.6	46%	104.3	71.6	46%
Electrical	27.8	23.9	16%	53.8	46.9	15%

Total	$176.6	$157.5	12%	$343.8	$301.9	14%

	Second Quarter			Year-to-Date
	2011	2010*	% Change	2011	2010*	% Change

Geography
Americas	$75.7	$58.0	31%	$146.5	$111.3	32%
Europe	31.1	29.2	6%	63.6	59.0	8%
Asia-Pacific	69.8	70.3	(1%)	133.7	131.6	2%

Total	$176.6	$157.5	12%	$343.8	$301.9	14%

*In the first quarter of 2011, as previously disclosed, the company adjusted its business segment reporting methodology to roll-up segment financials by product line rather than by sales organization. This change more closely aligns segment reporting with how the company manages its businesses. The company's consolidated revenues and operating income were not affected by this change.

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LITTELFUSE, INC. Condensed Consolidated Balance Sheets (In thousands of USD, except share amounts)

	July 2, 2011	January 1, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$163,924	$109,720
Accounts receivable, less allowances	118,310	97,753
Inventories	79,865	80,182
Deferred income taxes	9,571	10,588
Prepaid expenses and other current assets	15,206	13,882
Assets held for sale	6,839	6,831
Total current assets	393,715	318,956
Property, plant and equipment:
Land	5,934	5,688
Buildings	54,692	53,089
Equipment	278,733	276,371
	339,359	335,148
Accumulated depreciation	(212,060)	(205,001)
Net property, plant and equipment	127,299	130,147
Intangible assets, net of amortization:
Patents, licenses and software	10,611	11,211
Distribution network	20,800	9,752
Customer lists, trademarks and tradenames	13,204	20,865
Goodwill	113,005	112,687
	157,620	154,515
Investments	13,085	11,660
Deferred income taxes	1,973	3,271
Other assets	2,797	2,580
Total Assets	$696,489	$621,129

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,412	$24,079
Accrued payroll	18,433	24,186
Accrued expenses	9,366	10,307
Accrued severance	2,142	3,279
Accrued income taxes	18,273	14,997
Current portion of long-term debt	70,000	33,000
Total current liabilities	148,626	109,848

Long-term debt, less current portion	-	41,000
Accrued severance	52	486
Accrued post-retirement benefits	5,482	5,564
Other long-term liabilities	14,267	11,571
Total equity	528,062	452,660
Total liabilities and equity	$696,489	$621,129

Common shares issued and outstanding of 22,332,413 and 21,752,536, at July 2, 2011, and January 1, 2011, respectively.

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LITTELFUSE, INC. Consolidated Statements of Income (In thousands of USD, except per share data, unaudited)
	For the Three Months Ended		For the Six Months Ended

	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$176,615	$157,508	$343,775	$301,910

Cost of sales	106,621	98,125	209,078	189,247

Gross profit	69,994	59,383	134,697	112,663

Selling, general and administrative expenses	28,441	26,208	55,836	52,655
Research and development expenses	4,662	4,403	9,457	8,353
Amortization of intangibles	1,600	1,265	3,195	2,505
	34,703	31,876	68,488	63,513

Operating income	35,291	27,507	66,209	49,150

Interest expense	521	356	857	783
Other (income) expense, net	(11)	(1,409)	(37)	(1,299)

Income before income taxes	34,781	28,560	65,389	49,666
Income taxes	9,512	8,282	18,542	13,919

Net income	$25,269	$20,278	$46,847	$35,747

Income per share:
Basic	$1.13	$0.91	$2.12	$1.61
Diluted	$1.11	$0.90	$2.08	$1.59

Weighted average shares and equivalent shares outstanding:
Basic	22,191	22,019	22,034	21,933
Diluted	22,590	22,397	22,460	22,301

Diluted Income Per Share
Net income as reported	$25,269	$20,278	$46,847	$35,747
Less: income allocated to participating securities	(103)	(206)	(157)	(365)
Net income available to common shareholders	$25,166	$20,072	$46,690	$35,382

Weighted average shares adjusted for dilutive securities	22,590	22,397	22,460	22,301

Diluted income per share	$1.11	$0.90	$2.08	$1.59

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Six Months Ended
	July 2, 2011	July 3, 2010

OPERATING ACTIVITIES:
Net income	$46,847	$35,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,311	14,398
Amortization of intangibles	3,195	2,505
Non-cash inventory charge*	3,678	-
Stock-based compensation	3,040	2,780
Excess tax benefit on Stock-based compensation	(3,685)	(688)
(Gain) on sale of assets	(100)	(323)
Changes in operating assets and liabilities:
Accounts receivable	(18,886)	(30,785)
Inventories	(1,475)	(9,180)
Accounts payable	5,851	4,936
Accrued expenses (including post retirement)	581	(5,354)
Accrued payroll and severance	(7,437)	(1,715)
Accrued taxes	2,888	11,439
Prepaid expenses and other	(739)	2,376
Net cash provided by operating activities	46,069	26,136

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,559)	(7,155)
Business acquisition settlement	50	-
Proceeds from sale of assets	253	4,714
Net cash (used in) investing activities	(10,256)	(2,441)

FINANCING ACTIVITIES:
Proceeds from debt	85,000	6,845
Payments of term debt	(49,000)	(4,000)
Payments of revolving credit facility	(40,000)	(11,206)
Debt issuance costs	(716)	-
Cash dividends paid	(6,613)	-
Proceeds from exercise of stock options	20,673	7,482
Excess tax benefit on stock-based compensation	3,685	688
Net cash provided by (used in) financing activities	13,029	(191)

Effect of exchange rate changes on cash and cash equivalents	5,362	(6,176)

Increase in cash and cash equivalents	54,204	17,328
Cash and cash equivalents at beginning of period	109,720	70,354
Cash and cash equivalents at end of period	$163,924	$87,682

* Purchase accounting adjustment related to the Cole Hersee acquisition.

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LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	July 2, 2011

	U.S. GAAP	Special Items		Adjusted
Net sales	$176,615	$-		$176,615

Cost of sales	106,621	-		106,621

Gross profit	69,994	-		69,994
% of sales	39.6%			39.6%

Total operating expenses	34,703	(597)	(1)	34,106
% of sales	19.6%			19.3%

Operating income	35,291	597		35,888
% of sales	20.0%			20.3%

Interest/other expense (income), net	510	(197)	(2)	313

Income before income taxes	34,781	794		35,575

Income tax expense	9,512	55		9,567
Effective tax rate	27.3%	6.9%		26.9%

Net income as reported	25,269	739		26,008

Less: Income allocated to participating securties	(103)	(3)		(106)

Net Income available to common shareholders	$25,166	$736		$25,902

Net income per diluted share:	$1.11			$1.15

Weighted average shares adjusted for dilutive securities:	22,590			22,590

Note:  The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special items as described below.

Special Items:

(1) Acquisition-related fees. These are non-tax deductible.
(2) Non-cash interest expense related to refinancing the company's credit facilities.

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